EXHIBIT 99.1

MEDIA CONTACT:
Jeff Baker	Bill Bartkowski
President	Managing Director
Analysts International	BlueFire Partners
Phone: (952) 835-5900	Phone: (612) 344-1012
jbaker@analysts.com	bartkowski@bluefirepartners.com

Analysts International Reports Profitable Results for
2004 Third Quarter

Company Reports Fourth Consecutive Quarter of Profitability Improvement;
EPS Higher Than Previous Guidance

MINNEAPOLIS, October 26, 2004—Analysts International (NASDAQ: ANLY) today reported the results for its third quarter ended October 2, 2004. Revenues totaled $86.4 million for the quarter, compared to $80.0 million for the comparable quarter a year ago. For the quarter, the Company reported $1.3 million of net income, or $0.05 per share, compared to a net loss of $(559,000), or $(.02) per share, for the third quarter of 2003. The quarter’s results are higher than the Company’s previous guidance with respect to earnings per share.
For the nine months ended October 2, 2004, the Company reported revenues of $258.6 million, compared to $248.7 million for the first three quarters of 2003. The net profit for the period was $2.4 million, or $.10 per share, compared to a net loss of $(1.0) million in 2003, or $(.04) per share.
Jeff Baker, Company president, said, "We are pleased to report our third consecutive quarter of profitability, as well as year-over-year revenue growth. Our business lines continue to strengthen and show signs of improvement, reflecting the hard work and dedication of our employees and management. We look forward to further profitability and growth in the periods ahead."
Baker noted the Company would provide guidance for the fourth quarter of 2004 on the conference call scheduled for later today.
Analysts will host a conference call today at 9:30 a.m. (CDT) to discuss these results. Interested parties may access the call by dialing 888-244-0473 a few minutes before the scheduled start and ask for the Analysts International call and leader Jeff Baker, or visit the Company's Website at http://www.analysts.com to link to a live Webcast. A replay of the call will be available on the Company's Website and an encore will be available through November 3, 2004 by calling 800-642-1687 or 706-645-9291 and using the Conference ID number: 1064604.

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About Analysts International
Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client's IT staffing needs; Business Solutions Services, which provides business solutions and network infrastructure services; and Outsourcing Services, which provides onshore and offshore strategic solutions. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit http://www.analysts.com.

Statements contained herein, which are not strictly historical fact, are forward-looking statements. Words such as "believes," "intends," "possible," "expects," "estimates," "anticipates," or "plans" and similar expressions are intended to identify forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth. The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for our services by current and prospective clients, client cancellations, the Company’s ability to control and improve profit margins, including our ability to control operating costs and hourly rates for our services, the availability and utilization of qualified technical personnel and other similar factors. For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the "Market Condition, Business Outlook and Risks to Our Business" section in the Company’s Annual Report for the year ending January 3, 2004, and the Company’s prior Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.

(Tables follow)

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Analysts International Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	September 27,	October 2,	September 27,
(in thousands except per share amounts)	2004	2003	2004	2003

Professional services revenue:
Provided directly	$72,040	$69,432	$215,193	$210,510
Provided through subsuppliers	14,340	10,604	43,446	38,177
Total revenue	86,380	80,036	258,639	248,687
Expenses:
Salaries, contracted services and direct charges	69,995	65,406	210,453	203,601
Selling, administrative and other operating costs	14,910	15,035	45,150	45,662
Amortization of intangible assets	193	193	580	580

Operating income (loss)	1,282	(598)	2,456	(1,156)
Non-operating income	9	39	17	64
Interest expense	(7)	--	(29)	(8)

Income (loss) before income taxes	1,284	(559)	2,444	(1,100)
Income tax expense (benefit)	--	--	--	(57)

Net income (loss)	$1,284	$(559)	$2,444	$(1,043)

Per common share:
Basic income (loss)	$.05	$(.02)	$.10	$(.04)
Diluted income (loss)	$.05	$(.02)	$.10	$(.04)

Average common shares outstanding	24,212	24,199	24,212	24,199
Average common and common equivalent shares outstanding	24,468	24,199	24,317	24,199

(more)

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Analysts International Corporation
Consolidated Balance Sheets

(In thousands)	October 2, 2004	January 3, 2004
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$3,541	$4,499
Accounts receivable, less allowance for doubtful accounts	61,914	55,623
Other current assets	4,281	4,737
Total current assets	69,736	64,859

Property and equipment, net	5,892	6,297
Other assets	30,499	30,739

	$106,127	$101,895

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$17,814	$15,825
Salaries and vacations	6,997	7,774
Deferred revenue	2,838	2,766
Self-insured health care reserves and other amounts	3,072	2,829
Total current liabilities	30,721	29,194

Non-current liabilities, primarily deferred compensation	4,258	4,038
Shareholders’ equity	71,148	68,663

	$106,127	$101,895

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